AMENDED AND RESTATED EMPLOYMENT AND TRANSITION AGREEMENT
OF
DANA L. STONESTREET

THIS AMENDED AND RESTATED EMPLOYMENT AND TRANSITION AGREEMENT (“Agreement”) is made and entered into as of this 23rd day of May 2022, by and between HomeTrust Bancshares, Inc, Asheville, North Carolina (hereinafter referred to as the “Company”) and Dana L. Stonestreet (the “Employee”).

WHEREAS, the Company and the Employee previously entered into an employment agreement on July 10, 2012, as amended and restated on November 25, 2013 and as further amended and restated on September 11, 2018 (the “Prior Agreement”);

WHEREAS, the Employee currently serves as the Chairman and Chief Executive Officer of the Company and Chairman of HomeTrust Bank, Asheville, North Carolina (the “Bank”), having previously voluntarily relinquished the titles of President of the Company and President and Chief Executive Officer of the Bank;

WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company and the Bank to enter into this Agreement with the Employee, which amends and restates the Prior Agreement in its entirety, in order to provide for (a) the transition of the Employee to Executive Chairman of the Company and the Bank effective September 1, 2022, (b) the voluntary relinquishment of the Employee’s title as Chief Executive Officer of the Company effective September 1, 2022 as part of his transition toward retirement, (c) a decrease in the Employee’s salary effective September 1, 2022 to reflect his reduced responsibilities, (d) the retirement of the Employee as Executive Chairman and a director of the Company and the Bank effective as of the date of the Company’s 2023 annual meeting of shareholders, or such earlier date as may be mutually agreed to by the parties; and (e) the appointment of the Employee as a director emeritus of the Company effective immediately following his retirement as Executive Chairman and as a director; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

1. Definitions.

(a) The term “Cash Compensation” shall mean the highest annual base salary rate paid to the Employee at any time during his employment by the Company and its Consolidated Subsidiaries, plus the higher of (i) the Employee’s annual bonus paid for the fiscal year immediately preceding the Date of Termination, or (ii) the Employee’s target bonus for the fiscal year in which the Date of Termination occurs, in each case including any salary or bonus amounts deferred by the Employee.

(b) The term "Change in Control" means any of the following events: (1) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the outstanding stock of the Company or the Bank; (2) individuals who are members of the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason during any 12-month period to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company or the Bank that have a gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company or the Bank immediately before such acquisition or acquisitions; or (4) any other event which is not covered by the foregoing subsections but which the Board of Directors determines to affect control of the Company or the Bank and with respect to which the

Board of Directors adopts a resolution that the event constitutes a Change in Control for purposes of this Agreement; provided that with respect to each of the events covered by clauses (1) through (4) above, the event must also be deemed to be either a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank within the meaning of Section 409A of the Code.

(c) The term “Code” means the Internal Revenue Code of 1986, as amended, or any successor code thereto.

(d) The term “Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the consolidated group of the Company (or its successors) for federal income tax reporting.

(e) The term “Date of Termination” means the date upon which the Employee's employment with the Company and its Consolidated Subsidiaries ceases, as specified in a notice of termination pursuant to Section 8 of this Agreement or automatically on the Separation Date, provided that all references in this Agreement to a Date of Termination that results in the payment of severance pursuant to Sections 7(a) or 7(b) of this Agreement shall mean the date of the Executive’s involuntary Separation from Service.

(f) The term “Effective Date” means the date first written above.

(g) The term “Health Insurance Benefits” shall mean the benefits to be provided pursuant to Section 7(a), 7(b) or 7(c) of this Agreement to the Employee and his dependents who are covered by the Company or any of its Consolidated Subsidiaries at the time of the Employee’s Date of Termination (each such person, including the Employee, a “Covered Person” and collectively the “Covered Persons”) for the time period set forth in Section 7(a), 7(b) or 7(c) of this Agreement as applicable (the “Coverage Period”), which benefits shall consist of the Company or the Bank paying 100% of the premium costs (including any Medicare income-related monthly adjustment amount) for such person’s Medicare coverage (including each part of Medicare in which such person participates, including but not limited to Parts A, B and D of Medicare, Medicare advantage plans and Medigap plans) until the earlier of the expiration of the Coverage Period or the death of such person; provided, however, that in the event that the payment of such premiums would trigger the payment of an excise tax under Section 4980D of the Code, then the Company or the Bank shall pay to the Employee within 30 days following the Date of Termination a lump sum cash amount equal to the projected cost to the Company and the Bank of providing continued coverage to the Covered Person until the expiration of the Coverage Period. Any insurance premiums payable by the Company or the Bank as specified above shall be payable at such times and in such amounts as imposed by Medicare or the insurance company, and the amount of insurance premiums required to be paid by the Company or the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Company or the Bank in any other taxable year.

(h) The term “Involuntary Termination” means a termination of the employment of the Employee prior to the Separation Date (i) by the Company without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, titles, responsibilities or benefits, including any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Asheville, North Carolina, or within 20 miles thereof, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee, other than the change in titles set forth in Section 3 of this Agreement effective September 1, 2022; (3) a material reduction in the number or seniority of Company or Bank personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Company- or Bank-wide reduction in staff and other than in connection with the change in titles set forth in Section 3 of this Agreement effective September 1, 2022; (4) a material reduction in the Employee’s salary or a material adverse change in the Employee’s perquisites, benefits, contingent benefits or paid time off, other than prior to a Change in Control as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or the Bank and other than as set forth in Sections 4 and 5 of this Agreement effective September 1, 2022; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) prior to September 1, 2022, the failure of the Board of Directors (or a board of directors of a successor of the Company) to elect him as Chief Executive Officer of the Company (or a successor of the Company) or any action by the Board of Directors of the Company (or a board of directors of a successor of the Company)

removing him from such office; provided in each case that Involuntary Termination shall mean a cessation or reduction in the Employee’s services for the Company and the Bank (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a “Separation from Service” as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h) and that also constitutes an involuntary Separation from Service under Treasury Regulation §1.409A-1(n). In addition, before the Employee terminates his employment pursuant to clauses (1) through (6) of the preceding sentence, the Employee must first provide written notice to the Company within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Company shall thereafter have the right to remedy the condition within thirty (30) days following the date it received the written notice from the Employee. If the Company remedies the condition within such thirty (30) day cure period, then the Employee shall not have the right to terminate his employment as the result of such event. If the Company does not remedy the condition within such thirty (30) day cure period, then the Employee may terminate his employment as the result of such event at any time within sixty (60) days following the expiration of such cure period. All references in this Agreement to an Involuntary Termination that results in the payment of severance shall mean an involuntary Separation from Service under Treasury Regulation §1.409A-1(n). The term “Involuntary Termination” does not include Termination for Cause, termination of employment due to death pursuant to Section 7(h) of this Agreement, termination of employment due to Disability pursuant to Section 7(i) of this Agreement, or suspension or temporary or permanent prohibition from participation in the conduct of the affairs of a depository institution under Section 8 of the Federal Deposit Insurance Act.

(i) The term “Other Insurance Benefits” shall mean the group life insurance, key man life insurance and long-term disability insurance benefits to be provided pursuant to Section 7(a), 7(b) or 7(c) of this Agreement for the benefit of the Employee and his dependents and beneficiaries in the event such benefits were provided immediately prior to the Date of Termination, with (i) such benefits to be provided on the same terms as if the Employee had continued to remain employed as an executive officer of the Company and the Bank, (ii) such benefits to be provided until the expiration of the time period set forth in Section 7(a), 7(b) or 7(c) of this Agreement as applicable (the “Coverage Period”) or the Employee’s death, whichever occurs first, and (iii) the Company or the Bank to pay 100% of the premiums for such continued insurance coverage; provided, however, that in the event that the continued participation of the Employee in any insurance plan specified above is barred, or during the Coverage Period any such insurance plan is discontinued, then the Company and the Bank shall at their election either (A) arrange to provide the Employee with alternative benefits substantially similar to those which the Employee was entitled to receive under such insurance plan immediately prior to the Date of Termination, or (B) in the event such continued coverage is unable to be provided by the Company or the Bank, pay to the Employee within 30 days following the Date of Termination (or within 30 days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Company and the Bank of providing continued coverage to the Employee until the expiration of the Coverage Period, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 15% on each scheduled renewal date. Any insurance premiums payable by the Company or the Bank as specified above shall be payable at such times and in such amounts (except that the Company or the Bank shall also pay any employee portion of the premiums) as if the Employee was still an employee of the Company or its Consolidated Subsidiaries, subject to any increases in such amounts imposed by the insurance company, and the amount of insurance premiums required to be paid by the Company or the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Company or the Bank in any other taxable year.

(j) The term “Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

(k) The term “Separation Date” means the date of the Company’s 2023 annual meeting of shareholders, unless the parties hereto mutually agree to an earlier date.

(l) The term “Separation Payment” means (a) the amount of Cash Compensation that would have been paid to the Employee pursuant to Section 7(a)(i) of this Agreement as if he had experienced an Involuntary Termination on September 1, 2022, minus (b) the sum of the salary and any cash bonus paid to the Employee after August 31, 2022, including any amounts deferred by the Employee and excluding any bonus for services performed during the fiscal year ending June 30, 2022.

(m) The term “Transition Period” means the period beginning on September 1, 2022 and ending on the Separation Date.

(n) The terms “Termination for Cause” and “Terminated for Cause” mean any of the following: (i) the commission by the Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Employee, which is intended to cause, does cause or is reasonably likely to cause material harm to the Company or any of its Consolidated Subsidiaries (including harm to its business reputation); (ii) the indictment of the Employee for the commission or perpetration by the Employee of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the material breach by the Employee of this Agreement; (iv) the receipt of any formal written notice that any regulatory agency having jurisdiction over the Company or the Bank intends to institute any formal regulatory action against the Employee, the Company or the Bank (provided that the Board determines in good faith, with the Employee abstaining from participating in the vote on the matter, that the subject matter of such action involves acts or omissions by the Employee); (v) the exhibition by the Employee of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the business operations of the Company or any of its Consolidated Subsidiaries (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with the Employee abstaining from participating in the vote on the matter, is materially detrimental to the best interests of the Company or any of its Consolidated Subsidiaries; (vi) the failure of the Employee to devote his full business time and attention to his employment as provided under this Agreement; or (vii) the failure of the Employee to adhere to any policy or code of conduct of the Company or any of its Consolidated Subsidiaries which causes, or is reasonably likely to cause, material harm to the Company or any of its Consolidated Subsidiaries; provided that, if the Board of Directors determines in its good faith discretion that the breach, behavior or failure specified in clauses (iii), (v), (vi) or (vii) above is capable of being cured by the Employee, then Cause shall not be deemed to exist with respect to such matter if the Employee cures the breach, behavior or failure to the satisfaction of the Board of Directors within 10 days following written notice to the Employee of such breach, behavior or failure. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee to present his views on the matter to the Board either in person without counsel or in writing), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. The opportunity of the Employee to be heard before the Board shall not affect the right of the Employee to arbitration as set forth in Section 18 of this Agreement. The Board of Directors reserves the right to suspend the Employee with pay pending the determination of Cause under this Section 1(n), as appropriate.

2. Term. The term of this Agreement shall continue until August 31, 2024, subject to earlier termination as provided herein. The following provisions of this Agreement shall survive the expiration of the term of this Agreement: (a) Section 5(d) (Director Emeritus), (b) Section 7(c) (Separation Payment), (c) Section 7(e) (Certain Reduction of Payments by the Company or the Bank), (d) Section 9 (Attorneys Fees), (e) Section 10 (Non-Disclosure, Non-Competition and Non-Solicitation Provisions), (f) Section 16 (Severability), (g) Section 17 (Governing Law), (h) Section 18 (Arbitration), (i) Section 19 (Equitable and Other Judicial Relief), and (j) Section 21 (Changes in Statutes or Regulations).

3. Employment. The Employee is employed as the Chairman and Chief Executive Officer of the Company and Chairman of the Bank through and including August 31, 2022. Effective September 1, 2022, the Employee will become Executive Chairman of both the Company and the Bank and will voluntarily relinquish his title as Chief Executive Officer of the Company, without any further action by either of the parties to this Agreement. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors or the board of directors of the Bank may prescribe from time to time. The Employee shall also render services to any Consolidated Subsidiary as requested by the Company or the Bank from time to time consistent with his executive position. The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge his responsibilities hereunder. The Employee may (i) serve on corporate or charitable boards or committees, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

The Company and the Employee acknowledge and agree that the Employee will retire as Executive Chairman and as a director of both the Company and the Bank effective as of the Separation Date.

4. Cash Compensation.

(a) Salary. Through and including August 31, 2022, the Company agrees to pay the Employee a base salary (the “Company Salary”) the annualized amount of which shall be not less than the annualized aggregate amount of the Employee’s base salary from the Company and its Consolidated Subsidiaries in effect as of the Effective Date, with such Company Salary to be reduced to $420,000 per annum beginning September 1, 2022 and continuing for the remainder of the Transition Period, with the Company Salary to be pro-rated for the month in which the Separation Date occurs; provided in each case that any amounts of salary actually paid to the Employee by any Consolidated Subsidiaries shall reduce the amount to be paid by the Company to the Employee. The Company Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding. The amount of the Employee’s Company Salary may be increased (but shall not be decreased other than as set forth above and other than prior to a Change in Control as part of an overall program applied uniformly and with equitable effect to all members of senior management of the Company or the Bank) from time to time in accordance with the amounts of salary approved by the Board of Directors or the board of directors of any of the Consolidated Subsidiaries after the Effective Date, or by the compensation committee of the Board of Directors of any of the foregoing entities.

(b) Bonuses. The Employee shall be entitled to receive his earned bonus for the fiscal year ending June 30, 2022 and shall be eligible for consideration to participate in an equitable manner with all other executive officers of the Company and the Bank for the fiscal year ending June 30, 2023 in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers of the Company and by the board of directors of the Bank for executive officers of the Bank, or by the compensation committee of the Board of Directors of any of the foregoing entities. Any discretionary bonus shall be paid not later than 2½ months after the year in which the Employee obtains a legally binding right to the bonus. If the discretionary bonus cannot be paid by that date, then it shall be paid on the next following April 15, or such other date during the year as permitted under Section 409A.

(c) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5. Benefits.

(a) Participation in Benefit Plans. The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage (except to the extent covered by Medicare), travel and accident insurance, education, and other retirement or employee benefits or combinations thereof. In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company's or the Bank's executive officers are eligible or become eligible to participate, although no further equity grants after the Effective Date are guaranteed.

(b) Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company’s or the Bank’s executive officers and other such benefits as the Board of Directors may provide in its discretion.

(c) Non-Qualified Deferred Compensation Plans. The parties agree that the termination of the Employee’s employment and service as a director on the Separation Date shall constitute a “Separation from Service” under Section 409A of the Code and Treasury Regulation §1.409A-1(h) with respect to each non-qualified deferred compensation plan in which the Employee participates.

(d) Director Emeritus. Effective immediately following the Separation Date, the Company shall appoint the Employee as a director emeritus, on the same terms as other persons who serve as a director emeritus of the Bank. The Employee hereby acknowledges and agrees that he waives any right to participate in the Bank’s Director Emeritus Plan.

6. Paid Time Off. The Employee shall be entitled to paid time off each year in accordance with the policies established by the Board of Directors and the board of directors of the Bank for executive officers. The Employee shall also be eligible for voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7. Termination of Employment.

(a)     Involuntary Termination. If the Employee experiences an Involuntary Termination prior to the Separation Date, such termination of employment shall be subject to the Company’s obligations under this Section 7. In the event of an Involuntary Termination of the Employee prior to the Separation Date (other than an Involuntary Termination at the time of or within 12 months following a Change in Control), the Company or the Bank shall, subject to the Employee executing and not revoking a general release of claims pursuant to Section 7(d) below, (i) pay to the Employee monthly one-twelfth of the greater of (A) his Cash Compensation until the expiration of the remaining term of this Agreement or (B) the Separation Payment until the expiration of the remaining term of this Agreement, with such payments to commence effective as of the first business day of the month following the Involuntary Termination, provided that the initial installment(s) shall be delayed and paid on the first business day of the month following the date the general release of claims is executed and the revocation period expires without the release being revoked, except as otherwise set forth below or in Section 7(d) below, (ii) provide Health Insurance Benefits to each Covered Person until the expiration of the remaining term of this Agreement or such Covered Person’s death, whichever first occurs, and (iii) provide Other Insurance Benefits until the expiration of the remaining term of this Agreement or the Employee’s death, whichever first occurs. If the Employee is a “Specified Employee” (as defined in Section 409A) at the time of his Separation from Service, then payments under this Section 7(a) which are not covered by the separation pay plan exemption from Section 409A set forth in Treasury Regulation §1.409A-1(b)(9)(iii) and which would otherwise be paid within the first six months following the Separation from Service, and as such constitute deferred compensation under Section 409A, shall not be paid until the 185th day following the Employee’s Separation from Service, or his earlier death. Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A. To the extent permitted by Section 409A, amounts payable under this Section 7(a) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation (i.e., which are considered payable on account of an involuntary Separation from Service as herein defined pursuant to a separation pay plan).

(b) Change in Control. In the event that the Employee experiences an Involuntary Termination prior to the Separation Date at the time of or within 12 months following a Change in Control, then in lieu of the Company’s obligations under Section 7(a) of this Agreement, the Company or the Bank shall, subject to the Employee executing and not revoking a general release of claims pursuant to Section 7(d) below, (i) pay to the Employee a lump sum cash amount equal to three times the Employee’s Cash Compensation, with such lump sum payment to be made within 10 business days following the date the general release of claims is executed and the revocation period expires without the release being revoked, except as otherwise set forth in Section 7(d) below, (ii) provide Health Insurance Benefits to each Covered Person until the three-year anniversary of the Date of Termination or such Covered Person’s death, whichever first occurs, and (iii) provide Other Insurance Benefits until the three-year anniversary of the Date of Termination or the Employee’s death, whichever first occurs. The lump sum cash payment pursuant to this Section 7(b) is intended to be, and shall be construed as, exempt from Section 409A of the Code in reliance upon the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4).

(c) Separation Payment. If the Employee remains employed as Executive Chairman of both the Company and the Bank until his Separation Date, then the Company or the Bank shall, subject to the Employee executing and not revoking a general release of claims pursuant to Section 7(d) below, (i) pay to the Employee monthly one-twelfth of his Separation Payment until the expiration of the remaining term of this Agreement, with such payments to commence effective as of the first business day of the month following the Involuntary Termination, provided that the initial installment(s) shall be delayed and paid on the first business day of the month following the date the general release of claims is executed and the revocation period expires without the release being revoked, except as otherwise set forth below or in Section 7(d) below, (ii) provide Health Insurance Benefits to each Covered Person until the expiration of the remaining term of this Agreement or such Covered Person’s death, whichever first occurs, and (iii) provide Other Insurance Benefits until the expiration of the remaining term of this Agreement or the Employee’s death, whichever first occurs. If the Employee is a “Specified Employee” (as defined in Section 409A) at the time of his Separation from Service, then payments under this Section 7(c) which would otherwise be paid within the first six months following the Separation from Service shall not be paid until the 185th day following the Employee’s Separation from Service, or his earlier death. Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A.

(d) The obligations of the Company and the Bank to make payments or provide benefits under either Section 7(a), 7(b) or 7(c) above are expressly conditioned upon the Employee executing a general release of claims within the time period set forth in the release to be provided to him by the Company and not revoking such release, with such general release to release any and all claims, charges and complaints which the Employee may have against the Company and its Consolidated Subsidiaries, as well as the directors, officers and employees of such entities, in connection with the Employee’s employment with the Company and its Consolidated Subsidiaries and the termination of such employment. Notwithstanding any other provision contained in this Agreement, in the event the time period that the Employee has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payments shall not commence or be paid until the succeeding calendar year.

(e) Certain Reduction of Payments by the Company or the Bank.
(i)    In the event that the aggregate payments or benefits to be provided to the Employee pursuant to this Agreement, together with other payments and benefits which the Employee has a right to receive from the Company or its Consolidated Subsidiaries or any their successors are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereto (the “Severance Benefits”), then the net-after-tax benefit of the Severance Benefits without reduction shall be compared to the net-after-tax benefit of the Severance Benefits if such Severance Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times the Employee’s “base amount,” as determined in accordance with Section 280G of the Code. If the Non-Triggering Amount less the product of the Non-Triggering Amount and the Tax Rate (as defined below) would be greater than the aggregate value of the Severance Benefits (without such reduction) minus (i) the amount of the excise tax required to be paid by the Employee thereon by Section 4999 of the Code and further minus (ii) the product of the Severance Benefits (without such reduction) and the Tax Rate, then the Severance Benefits shall be reduced to the Non-Triggering Amount; otherwise, the Employee shall be entitled to receive the full amount of the Severance Benefits and shall be responsible for paying the excise tax imposed by Section 4999 of the Code. For purposes of this section, “Tax Rate” shall mean the sum of (a) the highest marginal federal, state and local income tax rates applicable to the Employee, and (b) the Social Security and Medicare tax rates applicable to such payment, as adjusted for any phase out of federal tax deductions and any benefit associated with state or local tax deductions. If the Severance Benefits are required to be reduced to the Non-Triggering Amount, then the cash severance shall be reduced first, followed by a reduction in the fringe benefits to be provided in kind. Nothing contained in this Section 7(e)(i) shall result in a reduction of any payments or benefits to which the Employee may be entitled upon termination of employment under any circumstances other than as specified in this Section 7(e)(i), or a reduction in the payments and benefits specified in Section 7(b) below zero.

(ii) All determinations required to be made under this Section 7(d) related to the application of Section 280G of the Code shall be made by the Company’s independent auditors or by such other firm with recognized expertise as may be selected by the Company (such auditors or, if applicable, such other firm are hereinafter referred to as the “Advisory Firm”). The Advisory Firm shall, within ten business days of the Date of Termination or at such earlier time as is requested by the Company, provide to both the Company and the Employee detailed supporting calculations showing both the net-after-tax benefit of the Severance Benefits if the Employee receives the full amount of such benefits and the net-after-tax benefit of the Severance Benefits if such benefits are reduced to the Non-Triggering Amount, together with an opinion that if the Severance Benefits are required to be reduced to the Non-Triggering Amount, then the Company will have substantial authority to deduct for purposes of Section 280G of the Code (before taking into account any amount not deductible under Section 162(m) of the Code) the amount of the reduced Severance Benefits and that the Employee will have substantial authority not to report on his federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the reduced Severance Benefits. Any such determination and opinion by the Advisory Firm shall be binding upon the Company and the Employee. The Company and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 7(e).

    (iii) As a result of uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Severance Benefits will have been made by the Company which should not have been made (“Overpayment”) or that additional Severance Benefits will not have been made by the Company which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Employee shall be repaid by the Employee to the Company together with interest at the applicable federal rate provided for in Section 1274 of the Code, with such repayment to be made within 60 days following the date the amount of the Overpayment has been communicated to the Employee. In the event that the Advisory Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 1274 of the Code, with such payment to be made within 60 days following the date the amount of the Underpayment has been communicated to the Company.

(iv) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.
(f) Termination for Cause. In the event of Termination for Cause, the Company shall have no further obligation to the Employee under this Agreement after the Date of Termination.

(g) Voluntary Termination. The Employee may terminate his employment voluntarily at any time prior to the Separation Date by a notice pursuant to Section 8 of this Agreement. In the event that the Employee voluntarily terminates his employment prior to the Separation Date other than by reason of any of the actions that constitute Involuntary Termination under Section 1(h)(ii) of this Agreement (“Voluntary Termination”), the Company shall be obligated to the Employee for the amount of his Company Salary and benefits only through the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Employee under this Agreement.

    (h) Death. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company shall pay to the Employee’s estate, or such person or beneficiary as the Employee may have previously designated in writing, (i) a lump sum equal to the greater of (A) the Employee’s Cash Compensation for the remainder of the term of this Agreement, reduced by the proceeds of any life insurance plan or policy from the Company or the Bank covering the Employee, regardless if the premium is or was paid by the Company, the Bank and/or the Employee, or (B) if the Employee died while employed under this Agreement within six months prior or 12 months following a Change in Control, the Change in Control payment set forth in Section 7(b); and (ii) the amounts of any benefits or awards which, pursuant to the terms of any applicable plan or plans, were earned with respect to the fiscal year in which the Employee died and which the Employee would have been entitled to receive if he had continued to be employed, and the amount of any bonus or incentive compensation for such fiscal year which the Employee would have been entitled to receive if he had continued to be employed, pro-rated in accordance with the portion of the fiscal year prior to his death, provided that the amounts covered by clause (ii) of this Section 7(h) shall be payable when and as ordinarily payable under the applicable plans. The lump sum payable pursuant to clause (i) of this Section 7(h) shall be payable within 30 days following the date of death, provided that if the Employee died while employed under this Agreement within six months prior to a Change in Control, any additional payment required pursuant to clause (i)(B) of this Section 7(h) shall be payable within 30 days following the date of the Change in Control.

    (i) Permanent Disability. One of the benefits currently provided by the Bank (which benefit will be continued through and including the Separation Date by the Company or the Bank) is disability insurance for the benefit of the Employee (either pursuant to a disability program sponsored by the Bank (or the Company after the date hereof) for employees generally or a related “carve out” or similar disability income policy owned by the Employee that is established in conjunction with the disability program sponsored by the Bank (or the Company after the date hereof), regardless if the premium is paid by the Company, the Bank or the Employee, or a combination of them (the "Disability Plan"). For purposes of this Agreement, the term “Disability” shall mean the Employee is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Disability Plan covering employees of the Company or any of the Consolidated Subsidiaries. The Company may terminate the employment of the Employee after having established that the Employee has incurred a Disability. After exhaustion of all Paid Time Off days allocated for a calendar year pursuant to Section 6, the Company will pay to the Employee monthly one-twelfth of his Cash Compensation for the remainder of the term of this Agreement, reduced by the proceeds of any Disability Plan then in effect. If the Employee’s employment is terminated on account of Disability (as defined above) during the one year commencing on the effective date of a Change in Control, then he shall receive the Change in Control payment and benefits described in Section 7(b), payable at the same time and in the same manner as provided for under Section 7(b) of this Agreement, in lieu of any payment under this Section 7(i).

8. Notice of Termination. In the event that the Company desires to terminate the employment of the Employee prior to the Separation Date, the Company shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination or is due to Disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an event giving rise to an Involuntary Termination of his employment prior to the Separation Date if not cured, he shall send a written notice to the Company in accordance with Section 1(h) of this Agreement. In the event that the Employee desires to affect a Voluntary Termination prior to the Separation Date, he shall deliver a written notice to the Company, stating the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9. Attorneys Fees. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (i) the Employee’s contesting or disputing any termination of employment prior to the Separation Date, or (ii) the Employee’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company (or its successors) or any of the Consolidated Subsidiaries under which the Employee is or may be entitled to receive benefits; provided that the Company’s obligation to pay such fees and expenses is subject to the Employee prevailing with respect to the matters in dispute in any action initiated by the Employee or the Employee having been determined to have acted reasonably and in good faith with respect to any action initiated by the Company. The Company agrees to pay such legal fees and related expenses to the extent permitted by law within 60 days following the date the Executive provides notice to the Company with respect to such amounts, and in the event it is subsequently determined that the Employee is not entitled to such payments as a result of the proviso clause in the preceding sentence, the Employee shall repay to the Company within 60 days following such determination any payments for legal fees and related expenses as to which the Employee was not entitled.

10. Non-Disclosure, Non-Competition and Non-Solicitation Provisions.

(a) Non-Disclosure. The Employee acknowledges that he has acquired, and will continue to acquire while employed by the Company and/or performing services for the Consolidated Subsidiaries, special knowledge of the business, affairs, strategies and plans of the Company and the Consolidated Subsidiaries which has not been disclosed to the public and which constitutes confidential and proprietary business information owned by the Company and the Consolidated Subsidiaries, including but not limited to, information about the customers, customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, and business strategies of the Company and the Consolidated Subsidiaries, and other information about the products and services offered or developed or planned to be offered or developed by the Company and/or the Consolidated Subsidiaries (“Confidential Information”). The Employee agrees that, without the prior written consent of the Company, he shall not, during the term of his employment or at any time thereafter, in any manner directly or indirectly disclose any Confidential Information to any person or entity other than the Company and the Consolidated Subsidiaries. Notwithstanding the foregoing, if the Employee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, the Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Consolidated Subsidiary may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10(a). If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Employee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Employee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Employee exercise his best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Consolidated Subsidiary to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. Notwithstanding anything to the contrary herein, the parties hereto agree that nothing contained in this Agreement limits the Employee’s ability to report information to or file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or any Consolidated Subsidiary (the “Government Agencies”). The Employee further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and/or any Consolidated Subsidiary. This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Employee understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order. On the Date of Termination, the Employee shall promptly deliver to the Company all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his possession or under his control, and shall retain no written or electronic record of any Confidential Information.

(b) Non-Competition. As partial consideration for the severance payments and benefits to be provided to the Employee pursuant to Section 7 of this Agreement, the Employee agrees that during the two-year period next following the Date of Termination (the “Non-Competition Period”), the Employee shall not engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a shareholder in a corporation, or become associated with, in the capacity of employee, director, officer, principal, agent, consultant, trustee or in any other capacity whatsoever, any enterprise or entity with an office located within 50 miles of any office of the Company or any Consolidated Subsidiary during the Non-Competition Period, which proprietorship, partnership, corporation, enterprise or other entity is engaged in any line of business conducted by the Company or any banking subsidiary of the Company during the Non-Competition Period, including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Employee from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded.

(c) Non-Solicitation. As partial consideration for the severance payments and benefits to be provided to the Employee pursuant to Section 7 of this Agreement, the Employee agrees that during the three-year period next following the Date of Termination, the Employee shall not directly or indirectly (i) solicit or induce, or cause others to solicit or induce, any employee of the Company or any Consolidated Subsidiary to leave the employment of such entities, or (ii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Company or any Consolidated Subsidiary) any customer of the Company or any Consolidated Subsidiary to transact business with any Competing Business, or to reduce or refrain from doing any business with the Company or any Consolidated Subsidiary, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or any Consolidated Subsidiary and any such customers.

The provisions of this Section 10 shall survive any termination of the Employee’s employment and any termination of this Agreement.

11. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms as provided for upon an Involuntary Termination under Section 7(b) hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.    No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise.

13.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company at its principal office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company.

14.    Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

15.    Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.    Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.

18.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than relating to the enforcement of the provisions of Section 10) shall be settled exclusively by arbitration before a single arbitrator in Asheville, North Carolina under the commercial arbitration rules of the American Arbitration Association (the “AAA”) then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrator shall be selected by the mutual agreement of the parties within ten (10) business days of the date when the parties shall first have the opportunity to select an arbitrator (the “Selection Period”); provided, however, that if the parties fail to agree upon an arbitrator by the expiration of the Selection Period, each party shall, within five (5) business days after the expiration of the Selection Period, select an arbitrator from the list of arbitrators provided by the AAA and the two arbitrators so selected by each party, acting independently, shall, as soon as practicable and within thirty (30) days of both being selected, agree upon the selection of the arbitrator to arbitrate the controversy or claim.

19. Equitable and Other Judicial Relief.

(a) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. The covenants in Section 10(b) with respect to the geographic area surrounding each office shall be deemed to be separate covenants with respect to each office, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to a particular office, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other office. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court or authority making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Section 10 hereof, without violating applicable law.

(b) The Employee acknowledges that any breach of Section 10 will result in irreparable damage to the Company for which the Company will not have an adequate remedy at law, especially in light of the impossibility of ascertaining exact money damages. In addition to any other remedies and damages available to the Company, the Employee further acknowledges that the Company shall be entitled to seek a temporary restraining order as well as preliminary and permanent injunctive relief hereunder to enjoin any breach or threatened breach of Section 10 of this Agreement, and the Employee hereby consents to any restraining order or injunction issued in favor of the Company by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Company may be entitled. In addition, in the event of a breach of Section 10 of this Agreement by the Employee, the Employee acknowledges that in addition to or in lieu of the Company seeking injunctive relief, the Company may also seek a forfeiture of the cash severance payments paid or payable to the Employee pursuant to Section 7 of this Agreement with respect to the period of the breach in an amount equal to (i) the value ascribed to the non-competition or non-solicitation provision in Section 10 that was breached, multiplied by (ii) a fraction, the numerator of which is the period of time that the Employee was in breach of such provision and the denominator of which is the total duration of such provision in Section 10. The Employee represents and acknowledges that, in light of the Employee’s experience and capabilities, the Employee can obtain employment with an entity other than a Competing Business or in a business engaged in other lines of business and/or of a different nature than those engaged in by the Company or its Consolidated Subsidiaries, and that the enforcement of a remedy by way of a temporary restraining order or injunction will not prevent the Employee from earning a livelihood. Each of the remedies available to the Company in the event of a breach by the Employee shall be cumulative and not mutually exclusive.

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute the same instrument.

21.    Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

22.    Entire Agreement. This Agreement embodies the entire agreement between the Company and the Employee with respect to the matters agreed to herein. All prior agreements between the Company and the Employee with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

         HOMETRUST BANCSHARES, INC.

By:     _______________________________________
Name:    Craig C. Koontz
Title:    Chairperson, Compensation Committee

    EMPLOYEE

________________________________________
    Dana L. Stonestreet